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Exhibit 99

Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

March 26, 2002

Dear Sirs:

        We have received a letter dated March 26, 2002 from our auditors, Arthur Andersen LLP ("AA"), containing certain representations concerning AA's ability to comply with professional standards including their quality control system for the U.S. accounting and auditing practice, appropriate continuity of AA personnel working on the audit and availability of national office consultation.

/s/ JAMES W. LOKEY James W. Lokey President and Chief Executive Officer

/s/ JAMES G. STATHOS James G. Stathos Executive Vice President and Chief Financial Officer

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  Exhibit 99